Exhibit 10.9

October 24, 2025
Kruti Patel Goyal
Delivered via DocuSign

Dear Kruti:

Etsy, Inc. (“Etsy”) is pleased to confirm your continuing full-time employment on the terms described in this letter agreement (this “Letter Agreement”), effective as of January 1, 2026 (the “Effective Date”).

Effective as of the Effective Date, your title will be Chief Executive Officer and President and you will become a member of Etsy’s Board of Directors (the “Board”). You will report directly to the Board, working from our Brooklyn, NY office in a hybrid capacity. If you ever wish to change your work location, you will need prior written approval from the Board.

As long as you are employed as Chief Executive Officer and President, Etsy will continue to recommend that you be nominated for election to the Board. Upon the date that you are no longer Chief Executive Officer for any reason, unless otherwise requested by the Board, you will be deemed to have resigned from the Board (and all other positions held at Etsy and its affiliates) voluntarily, without any further required action by you, as of the end of your employment and you, at the Board’s request, will execute any documents necessary to reflect your resignation.

Compensation

Base Salary. Effective as of the Effective Date, your annual base salary will be $700,000 per year, subject to annual review and upward adjustment as determined by the Compensation Committee of the Board (the “Compensation Committee”) in its sole discretion. In addition, you are eligible for the great benefits that Etsy provides to regular, full-time employees. To the extent the terms of this Letter Agreement conflict with any of Etsy’s standardized plans referenced herein, the terms of this Letter Agreement control.
Annual Incentive Awards (Cash). Effective as of the Effective Date, you will continue to be eligible to participate in the Management Cash Incentive Plan, with an annual target of 100% of your base salary earned during the performance period, which currently follows a calendar year (Jan 1 to Dec 31) cycle. Your bonus award will be determined based upon company financial performance and your individual performance. Your participation is subject to the terms and conditions of the Management Cash Incentive Plan and the applicable participation notice, as in effect from time to time. Awards (if any) are paid in the calendar year following the performance year, generally within two and a half months after the end of the performance year. For the avoidance of doubt, in respect of 2025, you will continue to be eligible for the payment of your annual incentive award pursuant to that certain letter agreement by and between you and Etsy, dated December 4, 2024 (the “Prior Letter Agreement”).
Promotion Equity Incentive Award. Etsy will also propose that you receive equity awards on or around March 15, 2026 with an aggregate fair value (based on the average closing price of Etsy’s common stock on the New York Stock Exchange on the 30 trading days leading up to and including the date of grant) equal to approximately $16,000,000 (collectively, the “Promotion Grant”), subject to the approval of the Compensation Committee. Fifty percent (50%) of the Promotion Grant will be in the form of service-based vesting restricted stock units (“RSUs”) which will “vest” (or convert into shares of Etsy’s common stock) in sixteen (16) equal quarterly installments over a four year term subject to your continued service with Etsy, except as otherwise provided in this Letter Agreement. Fifty percent (50%) of the Promotion Grant will be in the form of performance-based vesting restricted stock units (“PSUs”) having performance and vesting terms that are consistent with the terms of the PSUs included in the form of PSU agreement for the 2026 Etsy Executive Team annual grants. The Promotion Grant will

Exhibit 10.9
be subject to the terms and conditions of Etsy’s 2024 Equity Incentive Plan (as may be amended or restated from time to time, or any successor plan thereto, the “Equity Plan”) and your award agreements, which will govern and control in all respects.

    Annual Equity Incentive Awards. Commencing in 2027, Etsy will recommend that you receive an annual equity award pursuant to the Equity Plan, subject to approval by the Board and/or the Compensation Committee and the availability of adequate shares (taking into account grants to be made to other executives and employees of the company) available under the Equity Plan; provided, that the terms of such annual equity grant, including the grant date value and the form of the award, is subject to market compensation data for Chief Executive Officers in Etsy’s peer group and any such future equity awards will be made at the discretion of the Board and/or its Compensation Committee.

Vesting of Equity Awards upon Termination. Notwithstanding the foregoing, if your termination of employment with Etsy is a Qualifying Termination (as defined in Etsy’s Executive Severance Plan, as in effect from time to time (the “Executive Severance Plan”)), including a voluntary resignation following the events set forth in clause (ii) of the definition of Qualifying Termination in the Executive Severance Plan other than in connection with a Qualifying CIC Termination (as defined in the Executive Severance Plan), then in addition to the benefits provided to you under the Executive Severance Plan:

●you will be entitled to one year of additional vesting service credit (i.e., for the one-year period immediately following termination of your employment with Etsy) with respect to the shares underlying your unvested RSUs and options to purchase shares of Etsy’s common stock; and
●your PSU awards will vest pro-rata based on the number of days you were continuously employed during the applicable performance period through the date of your Qualifying Termination, with the performance conditions deemed met (i) at actual performance for any PSU awards for which the performance period has already been completed, (ii) at target performance for any PSU awards that vest based on financial metrics for which the performance period has not yet been completed and (iii) the greater of target and actual performance for any PSU awards that vest based on relative total shareholder return for which the performance period has not yet been completed.

If your employment with Etsy terminates in a Qualifying CIC Termination, including a Qualifying CIC Termination as a result of a voluntary resignation following the events set forth in clause (ii) of the definition of Qualifying Termination in the Executive Severance Plan, each of your then-outstanding RSUs and PSUs shall vest in full, effective as of the later of your Qualifying CIC Termination or the date of the Change in Control (as defined in the Executive Severance Plan), with the performance conditions in respect of PSUs deemed met (i) at actual performance for PSU awards for which the performance period has already been completed, (ii) at target performance for any PSU awards that vest based on financial metrics for which the performance period has not yet been completed and (iii) the greater of target and actual performance for any PSU awards that vest based on relative total shareholder return for which the performance period has not yet been completed.

    To the extent there is any conflict between the Equity Plan, the Executive Severance Plan, your award agreements, or any other plan or agreement that governs the treatment of your equity awards on the one hand and this Letter Agreement on the other hand, the terms of this Letter Agreement shall supersede and control.

Severance Benefits

You will continue to participate in the Executive Severance Plan, subject to the terms and conditions of the Executive Severance Plan and your participation notice, which will provide that upon a (i) Qualifying CIC Termination (as defined in the Executive Severance Plan), including a Qualifying CIC Termination as a result of a voluntary resignation following the events set forth in clause (ii) of the definition of Qualifying Termination in the Executive Severance Plan, you will receive eighteen (18) months of base-salary continuation, up to eighteen (18) months of company-paid COBRA coverage, full vesting of your outstanding equity awards, and, if such termination

Exhibit 10.9
occurs after the third month of the fiscal year, a prorated target bonus for the year of termination and (ii) Qualifying Termination, including a Qualifying Termination as a result of a voluntary resignation following the events set forth in clause (ii) of the definition of Qualifying Termination in the Executive Severance Plan, you will receive twelve (12) months of base-salary continuation, up to twelve (12) months of company-paid COBRA coverage and, if such termination occurs after the third month of the fiscal year, a prorated target bonus for the year of termination.
Secondment-Related Matters

To the extent that the obligations of you and Etsy have not yet been satisfied in full as of the Effective Date, the sections of that certain Secondment Agreement, dated as of July 28, 2022, between you and Etsy relating to your temporary secondment to Etsy’s subsidiary, Depop Limited (the “Secondment Agreement”), entitled “Income Tax and Social Security” and Taxation in the “UK and Related Foreign Tax Credit in the U.S.” as well as Appendix A thereof shall remain in full force and effect from and after the Effective Date. Furthermore, to the extent not yet fully reimbursed, the cost of your relocation back to the United States shall be reimbursed in accordance with the Secondment Agreement. In addition, you will be provided with tax preparation services from KPMG in accordance with Appendix A of the Prior Letter Agreement at Etsy’s expense for an additional year beyond what is provided in the Prior Letter Agreement (i.e., through tax year 2027), and will be provided with representation from KPMG at Etsy’s expense in connection with any audit or challenge relating to your compensation from Etsy or any of its subsidiaries arising out of any of the years in which KPMG provided tax preparation services, regardless of when such audit or challenge arises.

Legal Fees

Etsy shall pay up to $10,000 in legal fees in connection with this Letter Agreement.

Confidentiality
This offer is contingent on your execution of, and compliance with, the Confidentiality and Prior Inventions Agreement attached hereto as Appendix A (the “CPIA”), pursuant to which, among other things, you will confirm that you have no conflicting obligations that would restrict your ability to work for Etsy; agree that all inventions, designs, works of authorship, and other intellectual property developed during and within the scope of your employment will be owned by Etsy (subject to limited exceptions for prior or independent inventions disclosed in Appendix A of the CPIA); maintain the confidentiality of Etsy’s proprietary, member, and employee information; refrain from engaging in outside employment or business activities that conflict with your duties to Etsy; and comply with restrictions on post-employment competition and solicitation for a limited period following the end of your employment, in each case, as set forth in the CPIA.
Miscellaneous
During your employment, you will not, without the prior written consent of the Board, commence other employment or perform other services for compensation or that materially interfere with your employment or performance as Chief Executive Officer and President. Subject to Etsy’s Corporate Governance Guidelines and other policies as in effect from time to time, you shall be permitted to engage in educational, religious, civic, charitable or similar types of activities, community affairs and/or manage your (or your family’s) personal investments and affairs, as well as serve on any board of directors (including for compensation), provided that these activities do not interfere or conflict with the performance of your duties and responsibilities hereunder.
Except as otherwise explicitly set forth herein, this Letter Agreement (including the attached CPIA) is the entire agreement between you and Etsy. Any discussions you may have had previously with Etsy or written agreements with Etsy (including, without limitation, that certain letter agreement by and between you and Etsy, dated February 3, 2011, that certain Proprietary Information and Inventions Agreement by and between you and Etsy, dated February 3, 2011, and the Prior Letter Agreement) are superseded by the terms of this Letter Agreement and the CPIA, other than any equity award agreements and, to the extent specifically provided in this Letter

Agreement, the Prior Letter Agreement and the Secondment Agreement. The terms of this Letter Agreement may only be changed by a written agreement signed by you and an authorized officer or director of Etsy.
Although we have hired you for the position listed above, your job duties, title, compensation, and benefits may change in the future, subject to your right to resign for Good Reason pursuant to the Executive Severance Plan. You understand that you are an at-will employee of Etsy with the right to terminate your employment at any time and for any reason, and that Etsy will have a similar right. You also agree to comply with Etsy’s workplace policies, which have been made available to you and may change from time to time.
Severability

If any provision of this Letter Agreement is held by any court of competent jurisdiction to be invalid or unenforceable in whole or in part, the remaining provisions of this Letter Agreement shall continue in full force and effect.

Governing Law

This Letter Agreement shall be governed by and construed in accordance with the laws of New York.

We hope the terms and conditions herein are acceptable and we look forward to your continued employment with Etsy. In acknowledgment of receipt and concurrence of the terms and conditions included within this letter, please sign below and return.
Yours sincerely,

/s/ Fred Wilson
Fred Wilson
Chair of the Board
Etsy, Inc.

Accepted and Agreed:

/s/ Kruti Patel Goyal	10/28/2025
Kruti Patel Goyal	Date

 APPENDIX A

[See attached]